For Immediate Release
BofI Holding, Inc. Announces Record Third Quarter Net Income, Up 44.2%

SAN DIEGO, CA - (MARKETWIRED) - April 30, 2015 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2015. Net income was a record $21.1 million, an increase of 44.2% over net income of $14.6 million for the quarter ended March 31, 2014. Earnings attributable to BofI's common stockholders were $21.0 million or $1.35 per diluted share for the third quarter of fiscal 2015, an increase of 44.5% from $14.5 million or $1.00 per diluted share for the third quarter ended March 31, 2014.
Core earnings, a non-GAAP measure which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 43.8% to $21.6 million for the quarter ended March 31, 2015 compared to $15.0 million for the quarter ended March 31, 2014.

Third Quarter Fiscal 2015 Financial Summary:

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	Q3 Fiscal 2015	Q3 Fiscal 2014	% Change
Net interest income	$50,665	$35,663	42.1%
Non-interest income	$8,366	$5,212	60.5%
Net income	$21,074	$14,610	44.2%
Core earnings[1]	$21,564	$15,000	43.8%
Net income attributable to common stockholders	$20,997	$14,533	44.5%
Diluted EPS	$1.35	$1.00	35.0%

1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses, net of taxes, associated with our securities portfolios.

"Strong loan growth, continued efficiency improvements and a stable net interest margin resulted in another quarter of record earnings,” stated Greg Garrabrants, President and Chief Executive Officer. Mr. Garrabrants continued, “Our deposit growth outpaced loan growth for a second consecutive quarter, with checking and savings account balances increasing by approximately 80% year-over-year and business banking deposits increasing to over half of our deposit base. This quarter marked our thirteenth consecutive quarter of record earnings. Looking forward, we believe our prospects for continued earnings growth are strong based on our near record loan pipeline, our opportunities to expand our business and consumer deposit base and our continued diversification and expansion of our lending and fee income businesses. Additionally, our announced transaction with H&R Block, that is pending regulatory approval, is expected to provide significant additional fee income, low cost deposits, and product distribution opportunities."

Other Highlights:

•	Total assets reached $5,528.5 million, up $1,677.7 million or 43.6% compared to March 31, 2014

•	Loan portfolio grew by $1,539.9 million or 49.7% compared to March 31, 2014

•	Loan originations for the three months ended March 31, 2015 were $1,058.2 million, up 52.0% compared to the quarter ended March 31, 2014

•	Deposits grew by $1,535.8 million, or 54.2% compared to March 31, 2014

•	Asset quality remains strong with total non-performing assets of 0.65% of total assets and non-performing loans equal to 0.72% of total loans at March 31, 2015

•	Return on average common stockholders' equity was 17.86% compared to 17.94% for the three months ended March 31, 2014

•	Tangible book value increased to $32.03 per share, up $8.52 per share compared to March 31, 2014

Third Quarter Fiscal 2015 Income Statement Summary
During the quarter ended March 31, 2015, BofI earned $21.1 million or $1.35 per diluted share compared to $14.6 million, or $1.00 per diluted share for the quarter ended March 31, 2014. Net interest income increased $15.0 million or 42.1% for the quarter ended March 31, 2015 compared to March 31, 2014. Average earning assets grew year over year by $1,591.1 million and our net interest margin was 3.85% compared to 3.89% for the quarters ended March 31, 2015 and 2014, respectively.
The loan loss provision was $2.9 million for the quarter ended March 31, 2015 compared to $1.6 million for the quarter ended March 31, 2014. The increase was primarily the result of growth in the loan portfolio.
For the third quarter ended March 31, 2015, non-interest income was $8.4 million compared to $5.2 million for the three months ended March 31, 2014. The increase year over year was primarily the result of a $2.0 million increase in mortgage banking income and a $0.8 million increase in banking service fees and other income.
Non-interest expense or operating costs increased $6.0 million to $20.3 million for the quarter ended March 31, 2015 from $14.3 million for the three months ended March 31, 2014. The increase was mainly a result of an increase in compensation expense of $3.5 million related to additional staffing added since March 31, 2014, an increase of $0.8 million in advertising and promotional expense and an increase of $0.5 million in other general and administrative expense. The increases in staffing, advertising and promotional expense and other general and administrative expense were incurred to support the growth of the Bank's lending and deposit operations.

Balance Sheet Summary
BofI's total assets increased $1,125.5 million, or 25.6%, to $5,528.5 million, as of March 31, 2015, up from $4,403.0 million at June 30, 2014. The loan portfolio increased a net $1,108.5 million, primarily from portfolio loan originations of $2,420.2 million less principal repayments and other adjustments of $1,311.7 million. Loans held for sale decreased $26.9 million. Investment securities decreased $61.8 million primarily due to principal repayments and the sale of two securities. Total liabilities increased by $1,000.3 million, or 24.8%, to $5,032.5 million at March 31, 2015, up from $4,032.2 million at June 30, 2014. The increase in total liabilities resulted primarily from growth in deposits of $1,327.2 million, which was partially offset by a decline in FHLB advances of $327.0 million. Stockholders' equity increased by $125.2 million, or 33.8%, to $496.0 million at March 31, 2015 from $370.8 million at June 30, 2014. The increase was primarily the result of $58.3 million in net income and sale of common stock of $61.2 million, net of commissions and fees.
The Bank's Tier 1 core capital to adjusted average assets ratio was 9.32% at March 31, 2015.

Conference Call
A conference call and webcast will be held on Thursday, April 30, 2015 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-430-8691, passcode 2357730. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $5.5 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit www.bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures that have inherent limitations are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands)	2015	2014	2015	2014
Net income	$21,074	$14,610	$58,287	$39,946
Realized securities losses (gains)	—	—	(587)	(208)
Unrealized securities losses (gains)	832	666	2,532	1,676
Tax (provision) benefit	(342)	(276)	(799)	(594)
Core earnings	$21,564	$15,000	$59,433	$40,820

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands)

(Dollars in thousands)	March 31, 2015	June 30, 2014	March 31, 2014
Selected Balance Sheet Data:
Total assets	$5,528,520	$4,402,999	$3,850,825
Loans—net of allowance for loan losses	4,641,262	3,532,841	3,101,408
Loans held for sale, at fair value	22,911	20,575	11,255
Loans held for sale, lower of cost or fair value	85,571	114,796	53,413
Allowance for loan losses	25,455	18,373	15,994
Securities—trading	7,738	8,066	7,599
Securities—available-for-sale	167,056	214,778	206,166
Securities—held-to-maturity	233,934	247,729	253,276
Total deposits	4,368,772	3,041,536	2,832,976
Securities sold under agreements to repurchase	35,000	45,000	60,000
Advances from the FHLB	583,000	910,000	592,000
Subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	496,028	370,778	338,845

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Selected Income Statement Data:
Interest and dividend income	$62,911	$45,163	$176,797	$122,736
Interest expense	12,246	9,500	33,146	26,135
Net interest income	50,665	35,663	143,651	96,601
Provision for loan losses	2,900	1,600	8,300	3,100
Net interest income after provision for loan losses	47,765	34,063	135,351	93,501
Non-interest income	8,366	5,212	20,312	17,732
Non-interest expense	20,343	14,347	56,726	44,167
Income before income tax expense	35,788	24,928	98,937	67,066
Income tax expense	14,714	10,318	40,650	27,120
Net income	$21,074	$14,610	$58,287	$39,946
Net income attributable to common stock	$20,997	$14,533	$58,055	$39,714
Per Share Data:
Net income:
Basic	$1.35	$1.00	$3.82	$2.78
Diluted	$1.35	$1.00	$3.81	$2.76
Book value per common share	$32.12	$23.51	$32.12	$23.51
Tangible book value per common share	$32.03	$23.51	$32.03	$23.51
Weighted average number of shares outstanding:
Basic	15,545,054	14,487,173	15,178,741	14,289,571
Diluted	15,604,440	14,562,740	15,237,763	14,366,398
Common shares outstanding at end of period	15,285,080	14,195,307	15,285,080	14,195,307
Common shares issued at end of period	16,279,767	15,130,367	16,279,767	15,130,367
Performance Ratios and Other Data:
Loan originations for investment	$804,414	$549,743	$2,420,022	$1,617,484
Loan originations for sale	$253,834	$146,307	$721,780	$523,561
Loan purchases	$146	$—	$146	$—
Return on average assets	1.58%	1.57%	1.56%	1.59%
Return on average common stockholders’ equity	17.86%	17.94%	18.13%	17.80%
Interest rate spread[1]	3.72%	3.75%	3.77%	3.78%
Net interest margin[2]	3.85%	3.89%	3.90%	3.92%
Efficiency ratio	34.46%	35.10%	34.60%	38.63%
Capital Ratios:
Equity to assets at end of period	8.97%	8.80%	8.97%	8.80%
Tier 1 leverage (core) capital to adjusted average assets[3]	9.32%	N/A	9.32%	N/A
Tier 1 leverage (core) capital to adjusted tangible assets[3]	N/A	9.07%	N/A	9.07%
Common equity tier 1 capital (to risk-weighted assets)[3]	14.75%	N/A	14.75%	N/A
Tier 1 capital (to risk-weighted assets)[3]	14.75%	15.10%	14.75%	15.10%
Total capital (to risk-weighted assets)[3]	15.51%	15.78%	15.51%	15.78%
Asset Quality Ratios:
Net annualized charge-offs to average loans	0.06%	0.11%	0.04%	0.06%
Non-performing loans to total loans	0.72%	0.60%	0.72%	0.60%
Non-performing assets to total assets	0.65%	0.50%	0.65%	0.50%
Allowance for loan losses to total loans at end of period	0.54%	0.51%	0.54%	0.51%
Allowance for loan losses to non-performing loans	75.55%	84.17%	75.55%	84.17%
_________________________
1. Interest rate spread represents the difference between the annualized weighted-average yield on interest-earning assets and the annualized weighted-average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank. Effective January 1, 2015, the new capital requirements change the Bank's tier 1 leverage ratio from using end of period adjusted tangible assets to using adjusted average assets for the quarter and add a common equity tier 1 capital ratio.